SUBSIDIARIES
Oblio Telecom, Inc.

Titan Communications, Inc.

Titan PCB West, Inc.

Titan PCB East, Inc.

Titan Nexus, Inc.

Titan Wireless Communications, Inc. (Titan Wireless RM, Inc.)

StartTalk, Inc.

Pinless, Inc.

Appalachian Oil Company, Inc.

Appco-KY, Inc.

USA Detergents, Inc.

Titan Apparel, Inc.

EXHIBIT 22.1